Exhibit 3.14

State of Delaware Secretary of State Division of Corporations Delivered 10:18 AM 12/15/2010 FILED 10:18 AM 12/15/2010 SRV 101190597 – 3596833 FILE

State of Delaware

Certificate of Correction

of a Limited Liability Company

to be filed pursuant to Section 18-211(a)

1.	The name of the Limited Liability Company is: PBM FOODS, LLC.

2.	That a Certificate of FORMATION was filed by the Secretary of State of Delaware on 11/22/2010, and that said Certificate requires correction as permitted by Section 18-211 of the Limited Liability Company Act.

3.	The inaccuracy or defect of said Certificate is: (must give specific reason)

The definition of the effective time of formation was omitted from the Certificate of Formation.

4.	The Certificate is hereby corrected to read as follows:

The effective time of formation of the Limited Liability Company is 5:00 PM Eastern Standard Time on November 26, 2010.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 14th day of December, A.D. 2010.

By:	/s/ Todd W. Kingma
Authorized Person

Name:	Todd W. Kingma
Print or Type

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is PBM FOODS, LLC

•	Second: The address of its registered office in the State of Delaware is 2711 CENTERVILLE RD #400 in the City of WILMINGTON Zip Code 19808.

The name of its Registered agent at such address is CORPORATION SERVICE COMPANY.

•	Third: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 28th day of October, 2010.

By:	/s/ Todd W. Kingma
Authorized Person(s)

Name:	Todd W. Kingma
Typed or Printed